Exhibit 99.1
News Release
Community Healthcare Trust Update on Recent Activities
FRANKLIN, Tenn., October 13, 2016 /PRNewswire/ -- Community Healthcare Trust Incorporated (NYSE: CHCT) provides an update on its activities during the third quarter of 2016.
Investments Closed in the Third Quarter of 2016
During the third quarter of 2016, the Company acquired four properties for an aggregate purchase price of approximately $12.1 million. The Company’s expected returns on these property acquisitions range from approximately 9.2% to 10.0%. The Company funded its third quarter investments with cash from operations and proceeds from its follow on equity offering completed in April 2016 and its credit facility.
Investments Already Closed in the Fourth Quarter
The Company has already closed on one property during the fourth quarter, for a purchase price of approximately $3.3 million. The Company’s expected return on this property acquisition is approximately 9.3%. The Company funded this investment with cash from operations and proceeds from its credit facility.
Properties under signed Contract
The Company has six properties under definitive purchase agreements for an aggregate expected purchase price of approximately $27.2 million. The Company’s expected return on these investments range from approximately 9.0% to 9.7%. The Company is currently performing due diligence procedures customary for these types of transactions and cannot provide any assurance as to the timing of when or whether these transactions will actually close. The Company anticipates funding these investments with cash from operations and through proceeds from its credit facility.
Properties under signed Term Sheet
The Company has two properties with signed term sheets for an aggregate expected purchase price of approximately $18.6 million. The Company’s expected return on these investments range from approximately 9.2% to 9.6%. The Company is currently negotiating and performing due diligence procedures customary for these types of transactions and cannot provide any assurance as to the timing of when or whether these transactions will actually close. The Company anticipates funding these additional investments with cash from operations, through proceeds from its credit facility, or from net proceeds from debt or equity offerings.

2016 Lease Renewals
The Company has renewed 90.46% of its leased space maturing in the first nine months of 2016. The Company has renewed or re-leased 100% of the leased space maturing in the 4th Quarter of 2016. The Company continues to be encouraged by its lease renewals and negotiations.
Executive Stock Purchase Program.
As announced during the first quarter of 2016, the Company’s Chairman, Chief Executive Officer and President entered into a 10b5-1 plan to acquire shares of the Company’s common stock. The trading plan was entered into on February 29, 2016 and became effective April 4, 2016. During the third quarter, Mr. Wallace purchased 58,181 shares of the Company’s common stock at prices ranging from $20.80 to 22.39 under the plan. To date in the fourth quarter, Mr. Wallace has purchased an additional 33,670 shares of the Company’s common stock at prices ranging from $21.21 to 22.70 under the plan.
Improved Terms and Extension of Revolving Credit Facility
As announced earlier in the quarter, the Company amended its revolving credit facility increasing the maximum borrowing capacity from $75.0 million to $150.0 million. Interest on the amended credit facility was adjusted downward by 25 basis points, certain financial covenants were adjusted or replaced, and the amended credit facility will mature on August 9, 2019, with two options to extend the facility, subject to the satisfaction of certain conditions.
Filing and Effectiveness of Universal Shelf Offering
On September 13, 2016, the Company filed a simplified registration statement on Form S-3 that will allow us to offer various securities from time to time. The registration statement was declared effective as of September 26, 2016. The Company has no intent to currently offer any securities under this registration statement.
Dividend Increase
The Company increased its common stock cash dividend for the quarter ended June 30, 2016. This dividend, in the amount of $0.3825 per share, was paid on September 2, 2016 to shareholders of record on August 19, 2016. This dividend rate equates to an annualized dividend of $1.53 per share. Community Healthcare Trust Incorporated has increased its dividend every quarter since its Initial Public Offering.
About Community Healthcare Trust Incorporated
Community Healthcare Trust is a real estate investment trust that focuses on owning income-producing real estate properties associated primarily with the delivery of outpatient healthcare services in non-urban markets throughout the United States.  The Company had investments of approximately $205.0 million in

48 real estate properties as of June 30, 2016, located in 18 states, totaling approximately 1.1 million square feet.
Additional information regarding the Company, including this quarter's operations, can be found at www.chct.reit.  Please contact the Company at 615-771-3052 to request a printed copy of this information.
Cautionary Note Regarding Forward-Looking Statements
In addition to the historical information contained within, the matters discussed in this press release may contain forward-looking statements that involve risks and uncertainties. Forward-looking statements are generally identifiable by use of forward-looking terminology such as "believes," "expects," "may," "will," "should," "seeks," "approximately," "intends," "plans," "estimates," "anticipates" or other similar words or expressions. Forward-looking statements are based on certain assumptions and can include future expectations, future plans and strategies, financial and operating projections or other forward-looking information. These forward-looking statements are subject to various risks and uncertainties, not all of which are known to the Company and many of which are beyond the Company's control, which could cause actual results to differ materially from such statements. We therefore caution you against relying on such forward-looking statements. These risks and uncertainties are discussed from time to time in its filings with the Securities and Exchange Commission. Readers are cautioned not to place undue reliance on the forward-looking statements contained herein which speak only as of the date hereof. We intend these forward-looking statements to speak only as of the time of this release and the Company undertakes no obligation to update forward-looking statements, whether as the result of new information, future developments, or otherwise, except as may be required by law.

CONTACT: W. Page Barnes, 615-771-3052
SOURCE: Community Healthcare Trust Incorporated

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